AGREEMENT
THIS AGREEMENT (the “Agreement”) is effective as of July 11, 2017 (the “Effective Date”) by and between The Finish Line, Inc. (the “Company”) and Norman H. Gurwitz (“Director”).
WHEREAS, Director is currently on the Board of Directors of the Company;
WHEREAS, Director has expressed his desire to retire from the Board prior to the expiration of his term upon the conclusion of the 2017 Annual Shareholder’s Meeting which takes place July 13, 2017 (the “Retirement Date”);
WHEREAS, Director has previously submitted a formal notice on intent to resign from the Board on the Retirement Date, indicating that Director’s decision is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or procedures;
WHEREAS, the Board has accepted Director’s resignation; and
WHEREAS, Director and the Company have agreed to enter into this Agreement to, among other things, to provide for the terms and conditions of Director’s continued service until the Retirement Date;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration (including but not limited to the Company’s paying funds to Director earlier than he otherwise would have received them), the receipt of which is mutually acknowledged, the Company and Director agree as follows:
1.Resignation. Director has previously submitted a formal notice on intent to resign from the Board effective July 13, 2017, indicating that Director’s decision is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or procedures. The Board has accepted Director’s resignation.
2.    Continued Service. Director shall continue to serve on the Board through the Retirement Date receiving such compensation as currently provided to members of the Board.
3.    Retirement Payment. On January 15, 2018 the Company shall pay Director a lump sum amount of $338,200.
In paying the amounts specified in this Paragraph 3, the Company makes no representation as to the tax consequences or liability arising from these payments including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended. Moreover, the parties understand and agree that Director’s tax consequences and/or liability arising from such payments shall be the sole responsibility of Director. To this extent, Director acknowledges and agrees that he will pay any and all income tax which may be determined to be due by him in connection with the payments described in this Paragraph. Director also agrees to indemnify the Company for any and all tax liability (including, but not limited to, fines, penalties, interest, and costs and expenses, including attorneys’ fees) incurred by him arising from or relating to the payments described in this Paragraph and/or imposed by the Internal Revenue Service, the State of Indiana, or any other taxing agency or tribunal as a result of Director's failure to timely pay taxes on the payments or any portion thereof.

4.    Equity Awards; Trading Restrictions. Director and the Company agree that all of Director’s equity awards (stock options and/or restricted stock) which are not vested by the Retirement Date shall be forfeited. Director agrees that he will not trade in the stock of the Company from the Effective Date through October 31, 2017, and further that for the Company’s next trading window period commencing on December 22, 2017 through January 30, 2018, Director may trade not more than 50% of Director’s holdings. Thereafter, starting January 31, 2018, Director shall be free of any and all trading restrictions imposed by the Company. Director acknowledges that he shall be solely responsible for compliance at all times with any and all state and federal trading laws and regulations.
5.    Director Expenses. While serving on the Board, reasonable business expenses incurred by Director in the performance of Director’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.
6.    Non-Competition; Non-solicit/non-hire.
(a)    Director acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates as well as the nationwide scope of the business and therefore the nationwide scope of his duties as Director and accordingly agrees as follows:
(i)    During the Restricted Period (as defined below), Director will not, whether on Director’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:
(A)    engage, in a competitive capacity, in any business that competes with the Company’s business in the athletic specialty and/or sporting goods retail industry (a “Competitive Business”) (i)in or from the United States;; (ii) in for from the state of Indiana (iii) in or from a 250 mile radius of the Finish Line headquarters building in Indianapolis; and (iv)    in or from the geographic area in which the Company operates ;
(B)    in a competitive capacity, enter the employ of, or render any services to, or enter into any contractual agreement or relationship with any Person (or any division or controlled or controlling affiliate of any Person) that engages in a Competitive Business;

(C)    acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant or transfer any business to, or in any other way facilitate any other Person’s ability to engage in a Competitive Business; or
(D)    interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and its customers, suppliers, partners, investors or vendors.
(ii)    Notwithstanding anything to the contrary in this Agreement, Director may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business that are publicly traded on a national or regional stock exchange or on the over-the-counter market if Director (A) is not a controlling Person of, or a member of a group that controls, such Person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(iii)    During the Restricted Period, Director shall not, whether on Director’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(A)    solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or
(B)    hire any such employee who was employed by the Company or its affiliates as of the date of Director’s Retirement Date or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, Director’s Retirement Date.
(b)    It is expressly understood and agreed that although Director and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Director, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(c)    For purposes of this Agreement, “Restricted Period” shall mean the period commencing on the Retirement Date and ending 24 months following the Retirement Date.
7.    Confidentiality; Intellectual Property.

(a)    Confidentiality.
(i)    Director will not at any time (A) retain or use for the benefit, purposes or account of Director or any other Person (other than the Company); or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, store site selection, new store openings, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
(ii)    “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Director’s breach of this covenant; (B) made legitimately available to Director without a confidentiality restriction by a third party without breach of any confidentiality obligation of that third party; or (C) required by law to be disclosed; provided that Director shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.
(iii)    Except as required by law, Director shall not disclose to anyone, other than Director’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Director may disclose to any prospective future employer the provisions of Sections 9 and 10 of this Agreement provided they agree to maintain the confidentiality of such terms.
(iv)    Upon Director’s Retirement Date , Director shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Director’s possession or control (including any of the foregoing stored or located in Director’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Director may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (C) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Director is or becomes aware.
(b)    The provisions of this Section 7 shall survive the Director’s Retirement Date.
8.    Specific Performance. Director acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Director agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available.
9.    Release.
(a)    Throughout this Section 9 of this Agreement, the term “the Company” shall encompass the following: (i) the Company, as well as any division thereof, parent, subsidiary, affiliated entity, or related entity; and (ii) any current or former officer, director, trustee, agent, employee, shareholder, representative, insurer, or employee benefit or welfare program or plan (including administrators, trustees, fiduciaries, and insurers of such program or plan) of an entity referenced in or encompassed by Section 9(a)(i).
(b)    In consideration for his Agreement, Director (for Director and Director’s agents, assigns, heirs, executors, and administrators) hereby releases and discharges the Company from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date Director executes this Agreement, and waives all claims relating to, arising out of, or in any way connected with Director’s relationship or interaction with the Company including, without limitation, any claim, demand, action, cause of action, including money damages and claims for attorneys’ fees, based on but not limited to: (i) any existing or potential entitlement under any Company program or plan,; (ii) any existing or potential agreement, contract, representation, policy, procedure, or statement (whether any of the foregoing are express or implied, oral or written); (iii) claims arising under any other federal, state and local law or ordinance, and any duty or obligation, claims arising from any other type of statute, law or ordinance, claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of contract, intentional infliction of emotional distress, negligence, discrimination, harassment, and retaliation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; (iv) the Indiana Constitution; and/or (v) the United States Constitution.

(c)    Director understands and agrees that Director is releasing the Company from any and all claims by which Director is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by Director. Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver of any retirement or pension benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan. Nor shall this Agreement operate to waive or bar any claim or right which -- by express or unequivocal terms of law -- may not under any circumstances be waived or barred. In addition, Director acknowledges that nothing in this Agreement is intended to (a) limit Director’s ability to communicate directly with the Securities and Exchange Commission (“SEC”) or otherwise prevent Director from participating in any investigation or proceeding conducted by the SEC; or (b) establish a condition precedent or other barrier to exercising these rights. While Director has the right to participate in an investigation, Director understands he is waiving his right to any monetary recovery arising from any investigation or pursuit of claims on Director's behalf relating to his relationship with the Company; provided, however, that this Agreement does not limit Director’s right to receive an award for information provided to the SEC.

(d)    Except for those claims, causes of action or rights explicitly excluded from release in Section 9(b) and (c) above, Director agrees that Director will never file a lawsuit concerning any claim, issue, or matter relating to or arising out of his relationship or interaction with the Company. Should Director violate any aspect of this Section 9(d), Director agrees: (i) that the lawsuit is null and void, and must be summarily withdrawn and/or dismissed; (ii) to pay all costs, expenses, and damages incurred by the Company in responding to or as a result of any lawsuit brought by Director that breaches this Agreement, including, without limitation, reasonable attorneys’ fees; and (iii) to pay all costs and expenses incurred by the Company in seeking enforcement of this Agreement, including reasonable attorneys’ fees.
(e)    Knowledge and Understanding. Director acknowledges that he:
(i)    has been, and is hereby, advised to consult with an attorney prior to executing this Agreement and has had the opportunity to do so;
(ii)    has been given a reasonable period of within which to consider this Agreement, which allows Director to make a knowing, voluntary, and fully informed choice about whether to sign this Agreement;
(iii)    has availed Director of all opportunities Director deems necessary to make a voluntary, knowing, and fully informed decision; and
(iv)    is fully aware of Director’s rights, and has carefully read and fully understands all provisions of this Agreement before signing.

10.    Miscellaneous.
(a)    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflicts of laws principles thereof. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in the Southern District of Indiana, or, if not maintainable therein, then in an appropriate Indiana state court in Marion County, Indiana. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.
(b)    Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the relationship between Director and the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
(c)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(e)    Assignment. This Agreement, and all of Director’s rights and duties hereunder, shall not be assignable or delegable by Director. Any purported assignment or delegation by Director in violation of the foregoing shall be null and void ab initio and of no force or effect. This Agreement may be assigned by the Company to a Person that is an affiliate or a successor in interest to any portion of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor Person.
(f)    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(g)    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

The Finish Line, Inc.
3308 N. Mitthoefer Road
Indianapolis, Indiana 46235
Attention: Chairperson of the Compensation Committee

If to Director:

To the most recent address of Director set forth in the personnel records of the Company.

(h)    Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Director and the Company and/or its affiliates regarding the terms and conditions of Director’s service as a director with the Company and/or its affiliates.
(i)    Cooperation. Director shall provide Director’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding), which relates to events occurring during Director’s service as a Director for the Company hereunder. This provision shall survive any termination of this Agreement.
(j)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
IN WITNESS WHEREOF, the parties hereto have duly executed this Retirement Agreement as of the day and year first above written.
BY SIGNING THIS RETIREMENT AGREEMENT (WHICH INCLUDES A RELEASE), I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AGREE TO ALL THE TERMS CONTAINED WITHIN THIS AGREEMENT; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT AND HAVE HAD THE OPPORTUNITY TO DO SO; I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

AGREED TO BY:
The Finish Line, Inc.

/s/ Norman H. Gurwitz		By:	/s/ Samuel M. Sato
Norman H. Gurwitz		Samuel M. Sato, CEO
Dated:	7/11/2017	Dated:	7/11/2017